Exhibit 10.1

January 4, 2023

VIA ELECTRONIC MAIL

Mr. Richard D. Phillips

Dear Ric:

It is the Board of Directors’ pleasure to extend this employment offer to you on behalf of Kimball Electronics Group LLC (“Kimball”) on the terms below:

Title and Reporting: During your employment with us, you will serve as Chief Executive Officer of Kimball, reporting directly and solely to the Board of Directors of Kimball, and will serve as a director of Kimball from your start date through the date that you cease to serve as Chief Executive Officer.

Location: TBD

Start Date: TBD

FLSA Status: Exempt

Duties and Responsibilities: You will have the duties and responsibilities that are normally associated with the position described above and such additional ones that we may prescribe from time to time. You will devote substantially all of your business time, energy, business judgment, knowledge, and skill and your best efforts to the performance of your duties. The foregoing will not prevent you from, with prior written notice to the Board, serving on one outside, for-profit board of directors, and managing your passive personal investments, provided such activities do not, individually or collectively, interfere or conflict with the performance of your duties hereunder or create an actual or potential business or fiduciary conflict.

Base Salary: In consideration of your services, we will pay you a base salary of $850,000 per year in accordance with our usual payroll practices and subject to withholdings and deductions. Indirect employees are paid bi-weekly via direct deposit. Your base salary will be reviewed annually.

Profit Sharing Bonus: We will pay you a short term incentive bonus with an annual target amount calculated at 100% of base salary. For FY23, which runs July 1, 2022 through June 30, 2023, you will earn the greater of (i) 100% of your base salary or (ii) the Profit Sharing Bonus Plan Category 0 bonus, in either case prorated based on your start date. For example, assuming PSB Plan Category 0 bonus is less than 100%, a start date of January 1, 2023, would result in approximately $425,000 in minimum guaranteed profit sharing bonus (100% of your base salary, prorated for six months of service between January 1 and June 30). It will be paid out in installments of 60% in August, 2023 and 40% in January, 2024.

Effective immediately upon appointment to your position and per our standard practice for program participation, you begin participation in our Profit Sharing Bonus Plan at Category 0. Target payout for PSB Category 0 will be 100% of base salary, and actual payouts are based on performance. The short term incentive bonus payout for Category 0 ranges from 0%-200% of base salary. Our Board of Directors (or one of its committees) determines the Profit Sharing Bonus Plan payments consistent with the bonus or incentive plans, if any, that we establish for Kimball employees.

Below is a three year history of payout for Category 0 of our Profit Sharing Bonus Plan (note that market environment, metrics and/or target levels have adjusted over this time period):

Short Term Incentive Payout (As a % of Target)
FY22	88%
FY21	154%
FY20	80%

Note: Your eligibility for any bonus payment of any type is subject to your continued employment on each payment date. Due to the incentive nature of our bonus plans, any amounts you may earn are directly related to our financial results.  As such, no future bonus payment of any type is guaranteed, with the exception of your first short term incentive payment. At all times, all of your bonus opportunities will be governed by the terms of Kimball applicable plan and, if any, award agreement, and nothing contained in this offer letter restricts Kimball rights to alter, amend, or terminate the plans at any time.

Equity Incentive Plan: Effective immediately upon appointment to your position, you begin participation in our 2014 Stock Option and Incentive Plan. Our Long Term Incentive Plan (LTIP) includes performance share units and restricted share units. Your first year LTIP award is valued at approximately $2,700,000 (not prorated) and is comprised of 80% performance share units (cliff vest in three years and payout determined on revenue growth relative to peers and OI% relative to plan), and 20% restricted share units that ratably vest over the next three years. We used the 30 Day volume weighted average stock price immediately prior to the date of this letter to calculate the number of shares awarded.

The applicable Long-Term Performance Share Award Agreements are enclosed. The history of payout achievement of performance share units is listed below (note that market environment, metrics and/or target levels have adjusted over this time period):

Performance Share Payout
FY22	72%
FY21	96%
FY20	100%

Our Board of Directors (or one of its committees) determines the amount of common stock you may be granted and awarded each year consistent with the 2014 Plan and the applicable Long-Term Performance Share Award Agreements that we establish for LTIP participants.

Equity Sign-On: A $1 million sign-on equity award, comprised of 100% PSUs granted and valued at the 30-day VWAP of Kimball’s common stock as of the last trading day prior to the date of this offer. The award will be subject to the terms and conditions of the 2014 Plan and the attached equity sign-on award agreement. The sign-on award will vest, if at all, based on the Company’s Total Shareholder Return (“TSR”) performance over a 3-year period, commencing on the date of hire and ending on the 3rd anniversary relative to the TSR performance of the peer group identified in the award agreement.

The provisions of this sign-on equity award include:

•Beginning stock price for purposes of calculating TSR will equal the 30-day VWAP preceding the date of hire
•Ending stock price for purposes of calculating TSR will equal the 30-day VWAP ending on the 3rd anniversary date
•Dividends reinvested into shares on the ex-dividend date
•The peer group is a compilation of proxy compensation peers and the 10-K peers

An illustration of the above provisions is below:

•$1M grant value divided by $25 (example 30-day VWAP prior to offer date) or 40,000 PSUs
o12.5% vest (5,000 PSUs) if Kimball’s TSR is positioned at the 35th percentile
o50.0% vest (20,000 PSUs) at the 55th percentile
o100.0% vest (40,000 PSUs) at the 75th percentile
oAward will be interpolated between discrete performance standards

Group Benefits Plans:  Beginning your first day of employment, you will be eligible to participate in all health benefits, insurance programs, and other employee welfare benefits plans that we maintain for employees generally, in accordance with the terms of those programs and plans (and subject to any applicable waiting periods or other eligibility requirements), as amended from time to time. In addition, if you present appropriate documentation, we will reimburse you in accordance with our policies for your reasonable business expenses. We reserve the right to amend, modify, or terminate any of our benefit plans or programs at any time and for any reason.

401K Retirement Plan: Your 401k Retirement Plan eligibility begins on the first day of employment with an automatic 5% payroll deduction starting around the 45th day of employment if you do not elect to start it sooner. Additionally, we offer a company match of 50% of the first 6% you contribute on your own. Company matches vest immediately and are contributed paycheck-to-paycheck along with your contributions. An annual profitability review provides the opportunity for an employer contribution to your retirement plan as well. In the past few years, this employer contribution has been 3%-4% of base salary.

Paid Time Off:  Paid time off is awarded annually on a calendar year basis and resets every January 1. PTO allotment for you will be 25 days.

Holidays:  Kimball observes 10 paid holidays each calendar year.

Relocation: You will have six months of paid temporary housing, as well as travel to the headquarters location which will be processed on a reimbursement basis through our business expense reporting processes.  If you choose to relocate, you will receive relocation support consistent with Kimball’s relocation policy and agreement applicable to executive officers.

Executive Severance: You will be an eligible Executive under our Executive Severance and Change in Control Plan. The provisions of the Plan control your eligibility and are set forth in our Plan document. They are the same as those terms currently in effect for other covered Executives at Kimball. We have filed the Plan publicly with the SEC and have enclosed a copy of the Plan document for your reference.

Deferred Compensation Plan: You will be an Eligible Employee under our Supplemental Employee Retirement Plan (SERP). The provisions of the Plan control your eligibility and are set forth in our Plan document. They are the same as those terms currently in effect for other Eligible Employees at Kimball. We have filed the Plan publicly with the SEC and have enclosed a copy of the Plan document for your reference. SERP is a non-qualified plan with an opportunity to defer up to 50% of your cash compensation to support your retirement goals.

Employment At-Will: Employment with Kimball is “at-will.” This means that your employment is not for any specified period of time and can be terminated by you or by Kimball at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation, and any benefits, as well as our personnel policies and procedures, may be changed at any time, with or without notice at our sole discretion. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and can only be changed by an express written agreement that is signed by our Board of Directors.

This offer letter shall be governed by the laws of Indiana, without regard to conflict of law principles. It represents the entire agreement between you and Kimball. No oral or written agreements, promises or representations that are not specifically stated in this offer are or will be binding on Kimball.

We look forward to you joining the Kimball Electronics Team and to your ongoing contributions. Please confirm your acceptance of the terms of this offer by dating and signing below and returning one copy of this letter to me no later than the close of business on Friday, January 6, 2023. Feel free to contact either of us if you have questions about this offer.

Best regards,

/s/ Robert J. Phillippy	/s/ Holly A. Van Deursen
Robert J. Phillippy	Holly A. Van Deursen
Lead Independent Director	Chairperson, Talent, Culture, and
Compensation Committee

Acceptance of Offer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my at-will employment with Kimball Electronics and I hereby confirm my acceptance of them.

Dated:	January 4, 2023	Employee's Signature:	/s/ Richard D. Phillips